SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                                  FORM 8-K/A
                               Amendment No. 1

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): May 10, 1999




                               PHAR-MOR, INC.
           (Exact name of registrant as specified in its charter)

             1-7090                                 25-1466309
             ------                                 ----------
     (Commission File Number)           (I. R. S. Employer Identification No.)




     20 Federal Plaza West, Youngstown, Ohio          44501-0400
     ---------------------------------------          ----------
     (Address of principal executive offices)         (Zip code)


     Registrant's telephone number, including area code: (330) 746-6641
                                                         --------------

Item 7:  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of the Business Acquired

     The following financial statements for the acquired business are filed herewith:

     Report of Independent Accountants on Pharmhouse Corp. and subsidiaries Consolidated Financial Statements for the Fiscal Years ended January 30, 1999, January 31, 1998 and February 1, 1997

     Pharmhouse Corp. and subsidiaries: Consolidated Balance Sheets as of January 30, 1999 and January 31, 1998

     Pharmhouse Corp. and subsidiaries: Consolidated Statements of Operations, Consolidated Statements of Cash Flows, and Consolidated Statements of Shareholders' Equity (Deficit) for the Fiscal Years ended January 30, 1999, January 31, 1998, and February 1, 1997

     Notes to the Consolidated Financial Statements

     (b) Unaudited Pro Forma Financial Information:

     The  following  unaudited  pro  forma  condensed   consolidated   financial
     statements are filed herewith:

     Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 26, 1998

     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Twenty-six weeks ended December 26, 1998

     Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Fifty-two weeks ended June 27, 1998

     Notes  to  the  Unaudited  Pro  Forma  Condensed   Consolidated   Financial
     Statements

Report of Independent Accountants


April 9, 1999


To the Board of Directors and Shareholder of Pharmhouse Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Pharmhouse Corp. and its subsidiaries (the "Company") at January 30, 1999 and January 31, 1998 and the results of their operations and their cash flows for each of the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1, on March 15, 1999, the Company was acquired by Phar-Mor, Inc. The accompanying financial statements do not reflect any adjustments as a result of such acquisition.




Pricewaterhouse Coopers LLP
New York, New York

                        PHARMHOUSE CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                             January 30,    January 31,
                                                                 1999           1998
                                                           -----------    -----------
ASSETS
Current assets
Cash                                                       $     2,484    $     3,296
Receivables, net of allowances
of $3,026 and $1,075, respectively                               2,939          4,518
Merchandise inventory                                           35,708         37,332
Prepaid expenses                                                 1,942          1,292
                                                           -----------    -----------

Total current assets                                            43,073         46,438

Property, fixtures and equipment, net                            5,255          4,795
Video rental inventory, net                                      1,353          1,972
Other assets                                                       323            487
                                                           -----------    -----------

Total assets                                               $    50,004    $    53,692
                                                           ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank overdraft                                             $     2,148    $     1,922
Current portion of long-term debt                               27,505          4,647
Accounts payable                                                19,656         18,791
Provision for store closure                                       --              284
Accrued expenses and other liabilities                           2,596          2,628
                                                           -----------    -----------

Total current liabilities                                       51,905         28,272

Long-term debt, net of current portion                            --           19,154
Other liabilities                                                1,051          1,372
                                                           -----------    -----------

Total liabilities                                               52,956         48,798
                                                           -----------    -----------

COMMITMENTS AND CONTIGENCIES

SHAREHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.10 par; authorized
and unissued 2,500,000 shares
Common stock, $.01 par; authorized
25,000,000 shares; issued 2,608,553
and 2,594,841 shares, respectively                                  26             26
Additional paid-in capital                                      21,740         21,728
Accumulated deficit                                            (24,717)       (16,859)
                                                           -----------    -----------
                                                                (2,951)         4,895
Treasury stock, at cost                                              1              1
                                                           -----------    -----------
Total shareholders' equity (deficit)                            (2,952)         4,894
                                                           -----------    -----------

Total liabilities and shareholders' equity (deficit)       $    50,004    $    53,692
                                                           ===========    ===========

See accompanying Notes to Consolidated Financial Statements.

                        PHARMHOUSE CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                         Fiscal Year Ended
                                            January 30,   January 31,   February 1,
                                                1999          1998        1997
                                            ----------    ----------    ----------
Revenues:
Net sales                                   $  179,192    $  194,658    $  224,292
Video rental, service
and other income                                 4,769         6,093         7,437
                                            ----------    ----------    ----------
                                               183,961       200,751       231,729
                                            ----------    ----------    ----------

Costs and Expenses:
Cost of merchandise and
services sold                                  141,588       155,393       176,390
Selling, general and
administrative expenses                         48,608        47,548        56,344
Provision for store closure                       --            (185)          573
                                            ----------    ----------    ----------
                                               190,196       202,756       233,307
                                            ----------    ----------    ----------

Operating loss                                  (6,235)       (2,005)       (1,578)

Interest expense                                (2,776)       (3,032)       (4,230)
Other income, net                                1,765         1,346         7,142
                                            ----------    ----------    ----------

Earnings (loss) before extraordinary item       (7,246)       (3,691)        1,334
Extraordinary item                                (612)         --            --
                                            ----------    ----------    ----------

Net earnings (loss)                         $   (7,858)   $   (3,691)   $    1,334
                                            ==========    ==========    ==========


Basic earnings (loss) per share:
Earnings (loss) before extraordinary item   $    (2.81)   $    (1.48)   $     0.59
Extraordinary item                               (0.24)         --            --
                                            ----------    ----------    ----------

Net earnings (loss)                         $    (3.05)   $    (1.48)   $     0.59
                                            ==========    ==========    ==========

Average number of shares                         2,580         2,491         2,267
                                            ==========    ==========    ==========


See accompanying Notes to Consolidated Financial Statements.

                        PHARMHOUSE CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                  Fiscal Year Ended
                                                       January 30,  January 31,  February 1,
                                                           1999         1998         1997
                                                       ---------    ---------    ---------
Cash Flows provided (used) by Operating Activities:
Net earnings (loss)                                    $  (7,858)   $  (3,691)   $   1,334
Adjustments to reconcile net earnings (loss) to
net cash flows from operating activities:
Depreciation and amortization                              2,678        3,135        2,775
Provision for store closure                                 --           (185)         573
Increase (decrease) in other non-current liabilities        (321)       1,128          (27)
Share grants to directors and restricted
share awards                                                --             69          113
Gain from litigation settlement                           (1,000)        --         (7,142)
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net                                   1,579        2,788       (1,470)
Merchandise inventory                                      1,624       12,464        3,982
Prepaid expenses                                            (800)         419         (211)
Other assets                                                 164         (231)         949
(Decrease) increase in:
Accounts payable                                             865       (1,637)       2,614
Accrued expenses and other liabilities                       (32)      (1,212)        (905)
Provision for store closure                                 (284)      (1,146)        --
                                                       ---------    ---------    ---------
Net Cash Flows (used) provided by
Operating Activities                                      (3,385)      11,901        2,585
                                                       ---------    ---------    ---------

Cash Flows used by Investing Activities:
Capital expenditures                                      (1,612)        (373)        (993)
Purchase of video rental inventory, net of disposals        (745)      (1,268)      (2,036)
                                                       ---------    ---------    ---------
Net Cash Flows used by Investing Activities               (2,357)      (1,641)      (3,029)
                                                       ---------    ---------    ---------

Cash Flows provided (used) by Financing Activities:
Net borrowings from New Senior Credit Facility            23,562         --           --
Proceeds from Subordinated Convertible Note                2,000         --           --
Payment of Prior Senior Credit Facility                  (21,401)        --           --
Net borrowings from Prior Senior Credit Facility            --         (7,639)       1,552
Proceeds from Subordinated Loan                            1,038         --           --
Payment of Subordinated Loan                                (495)        (600)        (550)
Bank overdraft                                               226       (1,805)        (608)
Proceeds from issuance of common stock and
exercise of stock options and warrants                      --            165           81
                                                       ---------    ---------    ---------
Net Cash Flows provided (used) by Financing
Activities                                                 4,930       (9,879)         475
                                                       ---------    ---------    ---------

Net (decrease) increase in cash                             (812)         381           31
Cash, beginning of year                                    3,296        2,915        2,884
                                                       ---------    ---------    ---------
Cash, end of year                                      $   2,484    $   3,296    $   2,915
                                                       =========    =========    =========

Supplemental information:
Interest payments                                      $   2,768    $   3,038    $   3,381
Income taxes paid                                             14         --           --

See accompanying Notes to Consolidated Financial Statements.

                                        PHARMHOUSE CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                  (In thousands, except share amounts)


                                 Common stock issued             Treasury Stock
                                 -------------------  Additional --------------
                                 Number of     Par    paid-in    Number of         Accumulated
                                  shares      value   capital    shares     Cost     deficit      Total
                                 ---------    -----   -------    ------    -----    --------    -------
Balance, February 3, 1996        2,245,715    $  22   $21,305   (16,734)   $  (1)   $(14,502)     6,824

Fiscal 1997:
Exercise of warrants                85,867        1        80                                        81
Share grants to directors           10,000                 38                                        38
Restricted share awards             17,500                 75                                        75
Purchase of fractional shares          (18)                                                        --
Net income for the year                                                                1,334      1,334
                                 ---------    -----   -------    ------    -----    --------    -------

Balance, February 1, 1997        2,359,064       23    21,498   (16,734)      (1)    (13,168)     8,352

Fiscal 1998:
Exercise of warrants               209,195        2       111                                       113
Share grants to directors           10,000                 69                                        69
Exercise of stock options           16,592        1        50                                        51
Purchase of fractional shares          (10)                                                        --
Net loss for the year                                                                 (3,691)    (3,691)
                                 ---------    -----   -------    ------    -----    --------    -------

Balance, January 31, 1998        2,594,841       26    21,728   (16,734)      (1)    (16,859)     4,894

Fiscal 1999:
Share grants to directors           13,728                 12                                        12
Purchase of fractional shares          (16)                                                        --
Net loss for the year                                                                 (7,858)    (7,858)
                                 ---------    -----   -------    ------    -----    --------    -------

Balance, January 30, 1999        2,608,553    $  26   $21,740   (16,734)   $  (1)   $(24,717)   $(2,952)
                                 =========    =====   =======    ======    =====    ========    =======


See accompanying Notes to Consolidated Financial Statements.

                        PHARMHOUSE CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION AND ACQUISITION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business and Background
Pharmhouse Corp. (the "Company") operates a chain of 32 discount drug stores located in eight states in the mid-Atlantic and New England regions of the United States, 13 of which operate under the name Pharmhouse (the "Pharmhouse Stores") and 19 of which operate under the name Rx Place (the "Rx Stores"), the latter stores having been acquired from F. W. Woolworth Co., a subsidiary of Woolworth Corporation (collectively "Woolworth"), in April 1995. During the last three fiscal years, the Company closed or returned to Woolworth seven stores and did not open any new stores.

Acquisition of the Company
On December 17, 1998, the Company and Phar-Mor, Inc. ("Phar-Mor") signed a definitive Agreement and Plan of Merger (the "Merger Agreement") to merge Pharmacy Acquisition Corp., a Phar-Mor subsidiary, with the Company. The Merger Agreement between the Company and Phar-Mor was consummated on March 15, 1999, resulting in the Company being wholly-owned by Phar-Mor. The consideration for the acquisition payable by Phar-Mor to the Company's shareholders consisted of cash which, after giving effect to the adjustments provided for under the Merger Agreement, amounted to $2.88 per share. In connection with the Merger Agreement, the Company received a $2 million loan from Phar-Mor pursuant to a Subordinated Convertible Note Purchase Agreement. In addition, subsequent to the merger consummation date, Phar-Mor effectively paid the outstanding borrowings under the New Senior Credit Facility and the Subordinated Loan (see Note 4).

These financial statements do not reflect any adjustments as a result of such acquisition.

Significant Accounting Policies
Fiscal Year
The fiscal year is the 52 or 53 week reporting period ending on the Saturday closest to January 31 of each year. References to fiscal 1999, 1998 and 1997 refer to the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively, each of which comprised 52 weeks.

Principles of Consolidation
These consolidated financial statements include the accounts of Pharmhouse Corp. and its two wholly-owned real estate subsidiaries, Nichols Realty, Inc. and Rx Realty Corp. (collectively the "Company"). All inter-company transactions and balances have been eliminated.

Reclassification
As a result of a review of the Company's fiscal 1998 and fiscal 1997 financial statements by the Securities and Exchange Commission in connection with the Merger Agreement, the Company revised the fiscal 1997 presentation of a litigation settlement, which resulted in income in the amount of $7,142,000, from extraordinary item, as originally reported, to other income, as reported herein.

Certain other fiscal 1998 and fiscal 1997 amounts have been reclassified to conform with the presentation used in fiscal 1999.

Use of Estimates
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates. The
Company's merchandise inventory shrink accrual for fiscal 1999 was raised to approximately 3% of sales and was adequate.




Receivables
Receivables are primarily generated by third party pharmacy revenues (i.e., Medicare, Medicaid and health insurance plans). Receivables also include vendor coupons and advertising and promotional allowances receivable.

Merchandise Inventory
Merchandise inventory is carried at the lower of cost or market, with cost determined on the first-in first-out retail inventory method.

Pre-opening Costs
Store pre-opening costs are expensed in the fiscal year in which the store is opened.

Property, Fixtures and Equipment and Video Rental Inventory, Net
Property, fixtures and equipment, including significant improvements thereto, are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred. The cost of property, fixtures and equipment is depreciated over estimated useful lives of 5 to 25 years using the straight- line method. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease. Video rental inventory is amortized over two years.

Provision for Store Closure
Provision is made for net costs and expenses associated with store closures when a decision is made to close the store.

Stock-Based Compensation
The Company accounts for stock-based compensation under the requirements of Accounting Principles Board Opinion No. 25 and, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Awards of Stock-Based Compensation to Employees", which was adopted by the Company during fiscal 1997, has provided the additional required disclosures in the Notes to the Consolidated Financial Statements (see Note 6).

Income Taxes
Income taxes are provided based on the liability method of accounting pursuant to SFAS No.109, "Accounting for Income Taxes". Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. Where appropriate, valuation reserves are recorded.

Basic and Diluted Earnings (Loss) per Share
In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share". SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. It is calculated as net income available to common shareholders divided by the weighted average number of common shares outstanding. All earnings (loss) per share amounts for all periods have been presented to conform to SFAS 128 requirements. Diluted earnings (loss) per share has not been presented because such amounts are anti-dilutive.

Leased Department Revenues
Leased department revenues of $50,000, $27,000 and $229,000 in fiscal 1999, 1998 and 1997, respectively, is included in video rental, service and other income.

Significant Supplier
Approximately 45%, 40% and 30% of the Company's total purchases in fiscal years 1999, 1998 and 1997, respectively, represented purchases from one unaffiliated supplier.

NOTE  2 - FINAL DISPOSITION OF  THE WOOLWORTH DISPUTE
In April 1995, the Company acquired, and accounted for as a purchase, the assets and business of 24 Rx Place discount drug stores from Woolworth for a total cost of $39.5 million, including $23.5 million in cash, $12.5 million in notes issued to Woolworth (the "Purchase Money Notes") and $2.9 million for the related costs of acquisition. The Company also assumed Woolworth's obligations under the leases of the acquired stores. The assets acquired, consisting primarily of merchandise inventory and store property and equipment, were financed through a senior secured revolving credit facility (the "Prior Senior Credit Facility") provided by a financial institution, a $3 million secured subordinated term loan (the "Subordinated Loan") provided by an unaffiliated trade supplier and the Purchase Money Notes. In January 1996, the Company instituted legal action against Woolworth in the Supreme Court of the State of New York seeking, among other relief, damages and indemnification arising out of Woolworth's alleged fraud and breach of certain covenants, representations and warranties made by Woolworth in connection with the acquisition. Pending resolution of the Company's claims, the Company withheld payment of all further installments of principal and interest arising out of the Purchase Money Notes held by Woolworth.

On January 31, 1997, the Company and Woolworth entered into a Mutual Release and Settlement Agreement resolving all outstanding disputes and settling all legal proceedings arising out of the Acquisition. On June 24, 1997, the Company and Woolworth amended the Mutual Release and Settlement Agreement (such agreement and amendment are collectively referred to herein as the "Woolworth Settlement") to provide for a final disposition of the seven Rx Stores (the "Affected Stores") that were part of the dispute. The major aspects of the Woolworth Settlement include:

- Debt and Interest Forgiveness - Woolworth surrendered for cancellation two of the three outstanding Purchase Money Notes in principal amounts totaling $5.5 million and modified the third such Note (in the original principal amount of $2.9 million, and originally due April 1998) so that such Note constituted a non-interest bearing Contingent Note obligation of $1 million which, upon the Company meeting specified conditions, was subsequently surrendered by Woolworth for cancellation effective on July 30, 1998. Woolworth also released the Company from its $1.1 million accrued interest obligation on the Purchase Money Notes. By reason of the foregoing, in fiscal 1997, the Company recorded other income of $7.1 million consisting of $8.5 million in debt and interest forgiveness less certain costs and provisions (including a $1 million store closure provision related to two Affected Stores) and, in fiscal 1999, the Company recorded other income of $1 million related to the cancellation of the Contingent Note which was surrendered by Woolworth effective in July 1998 (see Note 4).

- Return of Stores and Reimbursement of Rental and Occupancy Costs - The Company received an option to terminate its occupancy and obligations under the leases governing the Affected Stores, subject to certain conditions. Woolworth further agreed to pay the rent and other fixed monthly charges and occupancy costs for the Affected Stores through stipulated dates. Pursuant to the Woolworth Settlement provisions, during fiscal 1997 and fiscal 1998 the Company elected to close five of the Affected Stores and reassigned to Woolworth the leases for these stores. Of the two remaining Affected Stores, the Company operated one such store with the assistance of the Woolworth subsidy until September 1997, at which time the Company negotiated a new lease with the landlord of the property and has continued to operate this store without any further subsidy or other obligation from Woolworth. With respect to the last remaining Affected Store, Woolworth exercised its option to recapture the premises of such store during fiscal 1999 pursuant to which the Company vacated the premises and returned this store to Woolworth.

- Use of "The Rx Place" Name - Woolworth agreed to extend the Company's license to use the service mark "The Rx Place" for an additional three year period through April 28, 2001, subject to the Company's right to extend such license for one additional year upon proper notification, as defined in the agreement.

NOTE  3 - PROPERTY, FIXTURES AND EQUIPMENT AND VIDEO RENTAL INVENTORY, NET
A summary of property, fixtures and equipment and video rental inventory, net at January 30, 1999 and January 31, 1998 follows (000's omitted):

                                             January 30,     January 31,
                                                 1999            1998
                                              --------        --------
Property, fixtures and equipment              $ 13,459        $ 11,874
Less accumulated depreciation
   and amortization                              8,204           7,079
                                              --------        --------
                                              $  5,255        $  4,795
                                              ========        ========

                                             January 30,     January 31,
                                                 1999            1998
                                              --------        --------
Video rental inventory                        $  5,501        $  6,435
Less accumulated amortization                    4,148           4,463
                                              --------        --------
                                              $  1,353        $  1,972
                                              ========        ========

Total depreciation and amortization expense of property, fixtures and equipment and video rental inventory was $2,516,000, $2,985,000 and $2,775,000 in fiscal 1999, 1998 and 1997, respectively. Included in these amounts is amortization expense of video rental inventory of $1,364,000, $1,827,000 and $1,629,000 in fiscal 1999, 1998 and 1997, respectively.

At the date of acquisition in April 1995, the property, fixtures and equipment located in the Rx Stores were recorded at zero value in the Company's Consolidated Financial Statements pursuant to the purchase method of accounting which requires allocation of the total acquisition cost to estimated fair values of assets acquired. Substantially all of such costs were allocated by the Company to merchandise inventory and video rental inventory, leaving no available balance to allocate to property, fixtures and equipment.

For information concerning the return of stores to Woolworth and other provisions of the Woolworth Settlement, see Note 2.

NOTE 4 - BORROWINGS
A summary of the Company's borrowings at January 30, 1999 and January 31, 1998 is set forth below (000's omitted):

                                      January 30, 1999              January31, 1998
                                --------------------------     ---------------------------
                                          Current  Non-current           Current  Non-current
                                 Total    portion   portion     Total    portion   portion
                                -------   -------   ---------  -------   -------   ---------
New Senior Credit Facility      $23,562   $23,562   $   --     $  --     $  --     $  --
Prior Senior Credit Facility       --        --         --      21,401     2,247    19,154
Subordinated Loan                 1,943     1,943       --       1,400     1,400      --
Subordinated Convertible Note     2,000     2,000       --        --        --        --
Contingent Note (see Note 2)       --        --         --       1,000     1,000      --
                                -------   -------   ---------  -------   -------   ---------

Total                           $27,505   $27,505   $   --     $23,801   $ 4,647   $19,154
                                =======   =======   =========  =======   =======   =========

New Senior Credit Facility
On May 14, 1998, the Company and Foothill Capital Corporation ("Foothill") entered into a Loan and Security Agreement (the "New Senior Credit Facility" or "New Facility") providing for aggregate credit to the Company of up to $35 million. The New Facility consists of: (i) a Term Loan up to $3 million and (ii) revolving advances equal to the lesser of (a) 65% of eligible inventory (at cost) or (b) $35 million less the outstanding principal amount of the Term Loan. Under the New Facility, subject to the foregoing formula, the maximum revolving advances could increase up to an aggregate of $35 million as the outstanding principal amount of the Term Loan is reduced. The duration of both the revolving and term loans under the New Senior Credit Facility is five years, subject to minor amortization of the Term Loan during that period. The total loans which may be advanced by Foothill to the Company is subject to an increase to an aggregate of $40 million upon the satisfaction of certain conditions. The initial funds advanced under the New Facility were used to pay outstanding borrowings, charges, fees and temporary cash collateral account aggregating $22.6 million owing by the Company to its prior senior secured lender ("Prior Lender"). The cash collateral of $1 million, less any potential draw-downs, was subsequently returned by the Prior Lender to the Company. In addition, the Company incurred other transaction fees of approximately $1 million, the unamortized balance of which at January 30, 1999 was $.9 million and is included in prepaid expenses.

Indebtedness under the New Senior Credit Facility is secured by a first priority lien on substantially all of the Company's assets and, among other conditions, restricts the payment of dividends and requires that the Company maintain specified minimum tangible net worth and EBITDA (earnings before interest, taxes, depreciation and amortization) levels. The New Facility is at a borrowing rate of prime plus 1.125%, subject to decrease if the Company reaches certain EBITDA levels during the term of the facility.

The Company did not meet the specified quarterly minimum tangible net worth and EBITDA levels required under the New Senior Credit Facility at the end of fiscal 1999. However, in light of the Merger Agreement between the Company and Phar-Mor which was consummated on March 15, 1999, the Company's non-compliance with its debt covenants under the New Senior Credit Facility was effectively remedied (see Note 1).

Prior Senior Credit Facility
The borrowing availability with the Company's Prior Lender was based on the lesser of 60% of eligible inventory at cost or $45 million. The weighted average interest rate under the Senior Credit Facility during fiscal 1999, including the effect of facility fees, was 11.2%. On May 14, 1998, the Company entered into the New Senior Credit Facility with Foothill and thereby repaid all outstanding indebtedness to the Prior Lender, described above, including a $1.4 million over-advance extended by Foothill to the Company during the first quarter of fiscal 1999. In connection with the termination of the Prior Senior Credit Facility, the Company incurred fees and costs of $.6 million which have been recorded as an extraordinary item.

Subordinated Loan
During fiscal 1999, the Company and the subordinated lender re-negotiated the terms of the Subordinated Loan. Under the revised Subordinated Loan terms, the lender provided the Company with an additional $1 million loan and extended the repayment terms of the entire outstanding loan balance. The loan is being repaid in 62 monthly installments of $35,282 plus interest computed at prime plus 3%, which approximates 10.75% as of January 30, 1999. The subordinated lender has been granted a second priority lien on substantially all of the Company's assets. The subordinated lender is an unaffiliated trade supplier.

Subordinated Convertible Note
In connection with the Merger Agreement, in December 1998, Phar-Mor loaned the Company $2 million, bearing interest at the rate of 11% per annum and due June 30, 1999, pursuant to a Subordinated Convertible Note Purchase Agreement which provided for the conversion of such note into Pharmhouse common shares under certain conditions.

The weighted average interest rate, including the effect of facility fees, for all of the Company's borrowings during fiscal 1999 was 10.7%.

NOTE 5 - INCOME TAXES
The Company is not subject to federal income taxes in fiscal 1999 as the Company did not generate taxable earnings. The Company has significant net operating loss carry-forwards which are available to offset future taxable income. State and local income taxes, which are computed on a basis other than income (e.g., capital stock, etc.), are not material and such amounts are included in selling, general and administrative expenses.

The Company has available two classes of net operating loss ("NOL") which may be used to offset future taxable income. NOL Class #1 is the NOL generated pre-petition (e.g., prior to the 1990 Chapter 11 filing of the Company). The Company's use of NOL Class #1 is limited by formula, pursuant to the federal income tax code, to $255,000 per annum, plus the unused carry-forward balance (which, at January 30, 1999, was $697,000). The total available NOL Class #1 at January 30, 1999 amounts to approximately $2.7 million and expires in 2006.

NOL Class #2 is the NOL generated subsequent to the filing and is not subject to annual limitation. The NOL Class #2 available at January 30, 1999 amounts to approximately $17.7 million.

Deferred income tax temporary differences are determined in accordance with SFAS No. 109. The temporary differences giving rise to deferred taxes primarily relate to property and equipment, employee stock options and allowances for doubtful accounts. At January 30, 1999 and January 31, 1998, the Company has established a valuation allowance of 100% since it does not appear more likely than not that a tax asset will be realized.

NOTE 6 - STOCK OPTION AND COMPENSATION PLANS
The Company has three stock option plans (a 1991 Non-Qualified Stock Option Plan; a 1991 Incentive Stock Option Plan; and a 1995 Stock Option Plan (collectively the "Stock Option Plans")) and one equity compensation plan in effect, all of which have been approved by the Company's shareholders.

1991 Non-Qualified Stock Option Plan
Under the 1991 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), a total of 274,604 Common Shares were reserved for issuance to employees of the Company. The exercise price of such options is not less than 25% of the fair market value of the Common Shares subject to such options on the date of grant.

Participation  in the  Non-Qualified  Plan  was  voluntary  but an  election  to participate was irrevocable. Seven employees of the Company elected to participate (two such employees are no longer employed by the Company), each of whom specified the dollar amount by which his or her respective annual salary was reduced during each of the Company's three fiscal years commencing February 2, 1992. In return for such salary reductions, each employee participating in the Non-Qualified Plan received discounted stock options entitling each to purchase Common Shares at 25% of the fair market value of such Common Shares on the date of grant of the options. On June 30, 1992, 253,525 of the options available for grant under the Non- Qualified Plan were granted at an exercise price of $.544 per Common Share (equal to 25% of the fair market value on the date of grant), of which 34,942 were subsequently forfeited. During fiscal 1997, 45,000 restricted Common Shares were granted to an executive at a nominal purchase price. As a result of the termination of this executive's employment, 15,000 of such shares were issued to him and 30,000 were forfeited pursuant to vesting provisions governing their issuance.

As of January 30, 1999, 71,011 of the options granted under the Non-Qualified Plan were forfeited, 15,000 were exercised and 212,514 remain exercisable.

1991 Incentive Stock Option Plan
Under the 1991 Incentive Stock Option Plan (the "Incentive Plan"), a total of 298,850 Common Shares were reserved for issuance to employees of the Company. Each of the options granted under the Incentive Plan is an incentive stock option, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, the exercise price of which is the fair market value of the Common Shares on the date the options were granted. Of the options available for grant under the Incentive Plan, 286,902 were granted in December 1991 at an exercise price of $1.914 per Common Share, of which 92,149 of such options were subsequently canceled. During fiscal 1997, 70,415 options under the Incentive Plan were granted at exercise prices per Common Share ranging from $3.19 to $3.75, such amounts being equal to or above the fair market values on the dates of the respective grants.

As of January 30, 1999, 122,035 of the options granted under the Incentive Plan lapsed owing to the termination of optionees' employment, 19,879 were exercised and 206,213 remain exercisable.

1995 Stock Option Plan
Under the 1995 Stock Option Plan (the "1995 Plan"), a total of 500,000 Common Shares have been reserved for issuance upon the exercise of stock options and related stock appreciation rights ("SARs").

Pursuant to the 1995 Plan, the Company may grant incentive stock options ("ISOs"), non-qualified stock options ("NSOs") and SAR's to officers, directors and key employees of the Company. The 1995 Plan is administered by the Compensation Committee of the Company's Board of Directors which selects the optionees, authorizes the grant of options and determines the exercise price and other terms of the options, including the vesting schedule thereof, if any. The per share exercise price of each ISO granted under the 1995 Plan must be at least 100% of the fair market value of a Common Share (and not less than 110% of the fair market value in the case of any optionee of an ISO who beneficially owns more than 10% of the total combined voting power of the Company) on the date such option is granted. The per share exercise price of an NSO must be at least 25% of the fair market value of a Common Share on the date such option is granted.

The 1995 Plan also provides for the grant of SAR's, which may be granted on a stand-alone basis or in tandem with stock options, which may be surrendered to the Company in exchange for cash, Common Shares or a combination thereof, as determined by the committee administering the 1995 Plan, having a value equal to the dollar amount obtained by multiplying (x) the number of shares subject to the surrendered SAR or option by (y) the amount by which the fair market value per Common Share exceeds the exercise price per share specified in the agreement governing the surrendered SAR's or options.

As of January 30, 1999, 472,585 options had been issued under the 1995 Option Plan, at exercise prices of $3.1875 to $5.8750 (such amounts being equal to the fair market values on the date of grant), 49,000 lapsed owing to the termination of optionees' employment resulting in 423,585 options outstanding.

The combined activity in the Stock Option Plans for the three fiscal years ended January 30, 1999 was as follows:
                                          Number of
                                            shares     Exercise price per share
                                          ---------    ------------------------
Outstanding at February 3, 1996             416,773    $0.544 - $1.914
Fiscal 1997 Activity:
Granted                                     588,000    $3.188 - $5.875
Exercised                                      --
Canceled                                    (16,724)   $0.544 - $1.914
                                          ---------

Outstanding at February 1, 1997             988,049
Fiscal 1998 Activity:
Granted                                        --
Exercised                                   (31,592)   $1.914 - $3.750
Canceled                                    (62,655)   $1.914 - $3.750
                                          ---------

Outstanding at January 31, 1998             893,802
Fiscal 1999 Activity:
Granted                                        --
Exercised                                      --
Canceled                                    (51,490)   $1.914 - $3.750
                                          ---------

Outstanding at January 30, 1999             842,312    $0.544 - $5.875
                                          =========

Available for grant at January 30, 1999     196,264
                                          =========

1992 Equity Compensation Plan for Non-Employee Directors
Under the 1992 Equity Compensation Plan for Non-Employee Directors, as amended in fiscal 1996, (the "Independent Directors Plan"), a total of 50,000 Common Shares were reserved for issuance to members of the Board of Directors of the Company who do not serve as officers or employees of the Company or any of its subsidiaries (the "Independent Directors"). The Independent Directors Plan provides that each Independent Director elected by shareholders, commencing with the shareholders meeting held June 30, 1992 through the 1998 shareholders' meeting, shall be entitled to an award of 2,000 Common Shares (2,500 effective in fiscal 1996) upon his or her election or re-election. The fair market value of such shares is expensed upon issuance and added to Additional Paid-in Capital.

The Board of Directors further amended the Directors Plan to increase the number of shares reserved under such plan to 80,000 and to provide that each Independent Director, at his or her election, may receive, in lieu of cash fees of $500 per Board Meeting, and in lieu of cash fees of $250 per Committee
Meeting, Common Shares of the Company for each Board Meeting and Committee Meeting attended by such Independent Director during each year of his or her incumbency as a Director. The number of such Common Shares per Board Meeting and per Committee Meeting attended shall be determined by dividing the sum of $500 ($250 for Committee Meetings) by the closing price of the Common Shares on the NASDAQ SmallCap Market on the trading day immediately preceding each such Meeting. This amendment, which is subject to shareholder ratification, became effective as of the date of the Board of Directors Meeting held on January 22, 1998. All of the Independent Directors of the Company elected to accept Common Shares in lieu of cash fees for attendance at that Board Meeting and for all subsequent Board Meetings and Committee Meetings to be held during their current terms as Directors. Pursuant to such amendment, the termination date of the Directors Plan was extended to the date immediately preceding the date of the Shareholders' meeting of the Company in the year 2001 in which directors are elected. During fiscal 1999, the Company issued 3,432 Common Shares to each of four non-employee directors (13,728 Common Shares in total were issued to non-employee directors) consisting of an annual award of 2,500 Common Shares and 932 Common Shares issued in lieu of cash fees for attendance at Board Meetings and Committee Meetings.

During fiscal 1997, the Company issued 2,500 Common Shares to a former director for past services rendered to the Company.

Application  of SFAS  No.123 - Pro Forma Net  Income  and Net  Income Per Common
Share
SFAS No. 123 requires the Company to disclose pro forma net income and net income per share determined as if the Company had accounted for stock-based compensation awards granted after December 31, 1994 under the fair value method of that Statement. The fair values of options under SFAS No. 123 were estimated at each grant date using a Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 6.1%, a dividend yield of zero, a volatility factor of the expected market price of the Company's common stock of
1.05 and an expected option life of seven and one-half years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For these pro forma disclosures, the estimated fair value of options and other stock-based awards is amortized to expense over the award's vesting period. The Company's fiscal 1999, fiscal 1998 and fiscal 1997 reported and pro forma information is as follows:

                                             Fiscal 1999      Fiscal 1998      Fiscal 1997
                                            ------------    -------------     ------------
Net (loss) income, as reported             $  (7,858,000)   $  (3,691,000)   $   1,334,000
Pro forma net (loss) income                   (8,194,000)      (4,027,000)       1,007,000
Net (loss) income per share, as reported           (3.05)           (1.48)            0.59
Pro forma net (loss) income per share              (3.18)           (1.61)            0.44

NOTE 7 - EMPLOYEE BENEFIT PLAN
The Company has a defined contribution 401(k) savings plan which allows employees to contribute a percentage of compensation not to exceed amounts permitted under the Internal Revenue Code. The Company matches 100% of the first $1 of employee contribution each week plus 25% of any additional compensation contributed, up to a maximum of 3% of annual compensation. The Company's contribution into the 401(k) savings plan amounted to $111,000, $111,000 and $105,000 in fiscal 1999, 1998 and 1997, respectively.

NOTE 8 - RELATED PARTY TRANSACTIONS
One of the Company's directors is a member of a law firm which provided legal services to the Company for fees and disbursements aggregating $173,000 (including $90,000 related to the acquisition of the Company by Phar-Mor, Inc.), $79,000 and $71,000 in fiscal 1999, 1998 and 1997, respectively.

NOTE 9 - OTHER INCOME, NET
During fiscal 1999, the Company recorded other income totaling $1.8 million, net of $.3 million of other expense, as follows:

The Company recorded other income of $1 million resulting from the cancellation of a $1 million Contingent Note in connection with the Woolworth Settlement (see
Note 2).

The Company received $1.1 million in connection with a partial settlement of certain Brand-Name Prescription Drug Antitrust Litigation. This class action suit was brought by certain drug retailers, including the Company as a member of the class, against certain name-brand drug manufacturers and wholesalers pertaining to purchases made by the Company from these suppliers during the period from October 1, 1989 to December 31, 1994. Additional income may be received by the Company in the future as a result of this pending class action; however, the amount of additional income and timing of payments related thereto, if any, is not presently determinable.

The Company incurred other expenses of $.3 million during the fiscal 1999 fourth quarter for costs related to the Merger Agreement with Phar-Mor.

NOTE 10 - PROVISION FOR STORE CLOSURE
During fiscal 1997, the Company recorded a $1.6 million provision for estimated costs related to the closing of three stores, including two Rx stores which were returned to Woolworth in connection with the Woolworth Settlement. The Company closed three Rx Stores in fiscal 1998 and one Rx Store in fiscal 1999, all of which were returned to Woolworth in connection with the Woolworth Settlement. No additional provision for store closure was provided for these stores as the unused provision remaining from fiscal 1997 was sufficient to cover the closure costs for these four Rx Stores. The provision for store closure primarily includes costs for inventory mark-downs, employee severance and miscellaneous wind-down expenses. As of January 30, 1999, there was no remaining balance in provision for store closure.

The following table summarizes activity during the last three fiscal years with respect to the provision for store closure (000's):

                                       Fiscal    Fiscal     Fiscal
                                        1999      1998       1997
                                       ------    ------     ------
Balance, beginning of year             $  284    $1,615     $ --
Activity:
 Provision                               --        --        1,615
 Amounts charged against accrual         (284)   (1,146)      --
 Reversal of prior year over-accrual     --        (185)      --
                                       ------    ------     ------
Balance, end of year                   $ --      $  284     $1,615
                                       ======    ======     ======

For further information concerning the return of stores to Woolworth and other provisions of the Woolworth Settlement, see Note 2.

NOTE 11 - COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company's operating leases are principally for retail store locations and a distribution facility. At January 30, 1999, future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, without regard to potential sublease revenue, is set forth below (000's):

                           Fiscal Year                Amount
                           -----------                ------
                           2000                       $6,285
                           2001                        6,045
                           2002                        3,483
                           2003                        1,986
                           2004                        1,664
                           Thereafter                  4,474

The Company operates two stores under month-to-month leases, each of which may be canceled by the landlord of the respective store under appropriate notice provisions. One such store lease may be canceled at the option of the Company.

During fiscal 1999, the lease for the Company's executive offices in New York City expired, subsequent to which the Company operated such premises on a month-to-month basis. In January 1999, the Company relocated its executive offices to the Company's store located in East Brunswick, New Jersey. The executive offices were constructed within the premises of this store and, as a result, no additional leasing cost was incurred by the Company.

Rent expense, excluding certain real estate tax and maintenance costs, for all operating leases is comprised of the following (000's):
                            Fiscal     Fiscal     Fiscal
                             1999       1998       1997
                            ------     ------     ------
   Minimum rentals          $7,156     $7,198     $8,466
   Contingent rentals            6         34         93
   Sublease revenue           (794)      (788)      (904)
                            ------     ------     ------
                            $6,368     $6,444    $ 7,655
                            ======     ======     ======

Legal Matters
In the normal course of business, the Company is subject to various legal proceedings and claims. In the opinion of management, any ultimate liability arising from or related to these claims should not have a material adverse effect on future results of operations or the consolidated financial position of the Company.

Supply Agreement
During fiscal 1999, the Company's supply agreement with McKesson Drug Company, originally due to expire in April 1998, was extended for an additional five year period through April 2003. The agreement requires the Company to purchase a minimum of 90% of its pharmaceutical and certain other merchandise from McKesson.

Letters of Credit
At January 30, 1999, the Company had letters of credit outstanding of approximately $940,000.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma condensed consolidated financial statements give the effect to the acquisition of Pharmhouse Corp. ("Pharmhouse") by Phar-Mor, Inc. (the "Company"), through its wholly owned subsidiary, Pharmacy Acquisition Corp. The acquisition of Pharmhouse by the Company (the "Pharmhouse Acquisition") was consummated pursuant to an Agreement and Plan of Merger, dated as of December 17, 1998 by and among the Company, Pharmacy Acquisition Corp. and Pharmhouse.

         In consummation of the acquisition, a total of $31.8 million was disbursed as follows:
     i)  $7.5 million to common shareholders
     ii) $24.3 million to Foothill Financial Corp. in payment of the outstanding Pharmhouse revolving credit facility

         The Pharmhouse Acquisition was funded by the Company's excess cash and the Company's Amended and Restated Revolving Credit Facility dated September 10, 1998 between BankAmerica Business Credit, Inc., as agent, the lenders party thereto, and the Company.

         The Pharmhouse Acquisition will be accounted for under the purchase method of accounting, and as such, the final calculated purchase price will be allocated to the fair value of the tangible net assets acquired and the liabilities assumed with the excess recorded as goodwill (the excess cost over net assets acquired).

         The pro forma condensed consolidated balance sheet as of December 26, 1998 assumes the acquisition took place on that date and is based on the unaudited historical condensed consolidated balance sheet prepared for the Company as of that date and the audited historical consolidated balance sheet for Pharmhouse as of January 30, 1999. The pro forma adjustments record the pro forma purchase price of $7.9 million, which includes professional fees and other costs, and allocates the pro forma purchase price to the net assets acquired and the liabilities assumed based on their preliminary estimated fair values on the date of acquisition.

         The pro forma condensed consolidated statements of operations for the twenty-six weeks ended December 26, 1998 and for the fifty-two weeks ended June 27, 1998 ("Fiscal 1998") assume that the transaction was consummated at the beginning of Fiscal 1998, and are based on the respective historical consolidated statements of operations reported on both the Company's and Pharmhouse's Form 10-Q and Form 10-K.

         The unaudited pro forma financial information and related notes are provided for informational purposes only and are not necessarily indicative of what the Company's actual financial position or results of operations would have been had the foregoing transaction been consummated on such dates, nor does it give effect to the synergies, cost savings and other charges expected to result from the Pharmhouse Acquisition. Accordingly, the pro forma financial information does not purport to be indicative of the Company's financial position or results of operations as of the date hereof or for any period ended on the date hereof or as of or for any other future dates or periods.

                       Phar-Mor, Inc and Pharmhouse, Inc.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet

                             As of December 26, 1998

                                 (In thousands)



                                                             December    January
                                                             26, 1998   30, 1999    Pro Forma          Pro Forma
                                                             Phar-Mor   Pharmhouse  Adjustments (1)    Consolidated
                                                             --------   --------    --------           ---------
ASSETS
Current assets:
Cash and cash equivalents                                      29,975      2,484     (15,379)   (a)       17,080
Marketable securities                                           3,648       --          --                 3,648
Accounts receivable - net                                      28,573      2,939        (480)   (b)       31,032
Merchandise inventories & video tapes, net                    187,138     37,061      (2,125)   (c)      222,074
Prepaid expenses & other current assets                         2,085      1,942        (935)   (d)        3,092
                                                             --------   --------    --------           ---------
Total current assets                                          251,419     44,426     (18,919)            276,926

Property and equipment, net                                    82,518      5,255       6,129    (e)       93,902
Deferred tax asset                                              8,923       --          --                 8,923
Investment in Avatex                                            1,695       --          --                 1,695
Investments                                                     6,703       --          --                 6,703
Goodwill                                                        1,645       --        12,868    (f)       14,513
Other assets                                                    1,473        323       3,632    (g)        5,428
                                                             --------   --------    --------           ---------
Total assets                                                 $354,376   $ 50,004    $  3,710            $408,090
                                                             ========   ========    ========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                               76,784     21,804         457    (h)       99,045
Accrued expenses and other current liabilities                 37,950      2,596       6,400    (i)       46,946
Current portion long-term debt & capital lease obligations     10,320     27,505     (27,505)   (j)       10,320
                                                             --------   --------    --------           ---------
Total current liabilities                                     125,054     51,905     (20,648)            156,311

Long term debt & capital lease obligations                    125,904       --          --               125,904
Revolving credit facility                                        --         --        20,000    (k)       20,000
Long-term self insurance reserves                               8,021       --           380    (l)        8,401
Deferred rent & unfavorable lease liability - net              11,488      1,051       1,026    (m)       13,565
                                                             --------   --------    --------           ---------
Total liabilities                                             270,467     52,956         758             324,181

Minority interest                                                 535       --          --                   535

Stockholders' equity                                           83,374     (2,952)      2,952    (n)       83,374
                                                             --------   --------    --------           ---------

Total liabilities and stockholders' equity                   $354,376   $ 50,004    $  3,710            $408,090
                                                             ========   ========    ========           =========



(1) All letter references correspond to Note 1 of the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                       Phar-Mor, Inc and Pharmhouse, Inc.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                For the Twenty-six weeks ended December 26, 1998

                    (In thousands, except per share amounts)

                                               Phar-Mor     Pharmhouse
                                              Twenty-six   Twenty-six
                                              weeks ended  weeks ended       Pro Forma Adjustments       Pro forma
                                                                             ---------------------
                                                December      January
                                                26, 1998     30, 1999    Conforming   (2)  Acquisition  Consolidated
                                               ---------    ---------    ----------         ---------    ---------
Sales                                          $ 566,401    $  93,677    $     --           $    --      $ 660,078

Less:
Cost of goods sold, including occupancy and
distribution costs                               456,882       72,912         3,914   (a)        (458)     533,250
Selling, general and administrative expenses      86,199       26,265        (5,079)  (b)                  107,385
Depreciation and amortization                     11,278         --           1,165   (c)         448       12,891
                                               ---------    ---------    ----------         ---------    ---------

Income from operations                            12,042       (5,500)         --                  10        6,552

Interest expense                                  (7,884)      (1,451)         --     (d)         751       (8,584)
Investment loss                                   (1,204)        --            --                --         (1,204)
Interest income                                      771         --            --     (e)        (384)         387
Other income                                        --            766          --                --            766
                                               ---------    ---------    ----------         ---------    ---------

Income (loss) before taxes                         3,725       (6,185)         --                 377       (2,083)

Income taxes                                       1,490         --            --     (f)      (1,490)           0
                                               ---------    ---------    ----------         ---------    ---------

Net income (loss)                              $   2,235    $  (6,185)         --           $   1,867    $  (2,083)
                                               =========    =========    ==========         =========    =========

BASIC NET INCOME (LOSS) PER COMMON SHARE
Income (loss)                                  $     .18    $   (2.40)                                   $    (.17)
                                               =========    =========                                    =========
Weighted average number of common shares
outstanding                                       12,240        2,578                                       12,240
                                               =========    =========                                    =========

DILUTED NET INCOME (LOSS) PER COMMON SHARE
Loss                                           $     .18                                                 $    (.17)
                                               =========                                                 =========
Weighted average number of common shares
outstanding                                       12,301                                                    12,240
                                               =========                                                 =========


(2) All letter references correspond to Note 2 of the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                       Phar-Mor, Inc and Pharmhouse, Inc.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                   For the Fifty-two weeks ended June 27, 1998

                    (In thousands, except per share amounts)

                                                Phar-Mor    Pharmhouse
                                               Fifty-two    Fifty-two
                                              weeks ended  weeks ended       Pro Forma Adjustments       Pro forma
                                                                             ---------------------
                                                  June        August
                                                27, 1998      1, 1998    Conforming   (2)  Acquisition  Consolidated
                                               ---------    ---------    ----------         ---------    ---------
Sales                                          $1,100,851   $ 191,275    $     --           $    --     $1,292,126

Less:
Cost of goods sold, including occupancy and
distribution costs                               887,657      148,445         8,070   (a)        (916)   1,043,256
Selling, general and administrative expenses     173,982       46,668       (10,647)  (b)        --        210,003
Executive severance                                6,787         --            --                --          6,787
Loss on disposal of equipment                      4,615         --            --                --          4,615
Depreciation and amortization                     22,047         --           2,577   (c)         895       25,519
                                               ---------    ---------    ----------         ---------    ---------

Income from operations                             5,763       (3,838)         --                  21        1,946

Interest expense                                 (16,639)      (2,776)         --     (d)       1,376      (18,039)
Investment loss                                   (1,105)        --            --                --         (1,105)
Interest income                                    3,151         --            --     (e)        (769)       2,382
Other income                                        --          2,346          --                --          2,346
                                               ---------    ---------    ----------         ---------    ---------

Net loss from continuing operations
                                                  (8,830)      (4,268)         --                 628      (12,470)
                                               =========    =========    ==========         =========    =========

BASIC AND DILUTED NET LOSS PER COMMON SHARE:
Loss                                           $    (.72)                                               $    (1.02)
                                               =========                                                 =========
Weighted average number of common shares
outstanding                                       12,197                                                    12,197
                                               =========                                                 =========



(2) All letter references correspond to Note 2 of the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Note 1 - Pro forma adjustments as of December 26, 1998.

The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet reflect the purchase of Pharmhouse and the allocation of the pro forma purchase price to the acquired assets and the assumed liabilities based on the preliminary estimate of their fair value at the date of the acquisition. The pro forma adjustments include the impact of conforming Pharmhouse's accounting policies to those of the Company.



(a) Cash and cash equivalents -The adjustment reflects the excess cash used in connection with the purchase of the Pharmhouse common stock and the payoff of the outstanding Pharmhouse revolving credit facility.

(b)  Receivables  -  The  adjustment   reflects  a  writedown  for   anticipated
     unrealizable receivables that are not expected to be collected post acquisition as a result of discontinued business relationships.

(c) Merchandise inventories - The adjustment reflects the write down of inventory to be discontinued to the value expected to be realized and a reserve to reduce the inventory to replacement cost.

(d) Prepaid expenses and other current assets - The adjustment reflects the write off of prepaid financing fees recorded in connection with the Pharmhouse revolving credit facility.

(e) Property and equipment, net - The adjustment reflects the write up of land, buildings, leasehold improvements, fixtures and computer equipment to fair value.

(f) Goodwill- The adjustment reflects the purchase price in excess of fair value of net assets acquired recorded in connection with the Pharmhouse acquisition.

(g) Other assets - The adjustment reflects the value assigned to the Pharmhouse pharmacy prescription customer files.

(h) Accounts payable - The adjustment reflects the anticipated vendor claims that are expected to be paid post acquisition as a result of the termination of Pharmhouse administrative personnel.

(i) Accrued expenses - The adjustment reflects the severance pay, transaction fees and the anticipated costs associated with the closing of the warehouse expected to be incurred in connection with the Pharmhouse Acquisition.

(j) Current portion of long-term debt and capital lease obligations -- The adjustment reflects the payoff of the outstanding Pharmhouse revolving credit facility.

(k) Revolving credit facility - The adjustment reflects the anticipated borrowing on the Company's revolving credit facility in connection with the purchase of the Pharmhouse common stock and the payoff of the outstanding Pharmhouse revolving credit facility.

(l) Long-term self insurance reserves - The adjustment reflects the value assigned to the Pharmhouse self insured workers compensation and general liability reserves

(m) Deferred rent and unfavorable lease liability, net - The adjustment reflects the net unfavorable lease value assigned to the Pharmhouse leases.

(n) Stockholders' equity - The adjustment reflects the elimination of the historical stockholders' equity of Pharmhouse.

Note 2 - Pro forma adjustments for the twenty-six weeks ended December 26, 1998 and the fifty-two weeks ended June 27, 1998 (dollars in thousands).

The pro forma adjustments to the unaudited pro forma condensed consolidated statements of operations reflect the purchase of Pharmhouse and the conforming of Pharmhouse's financial statements presentation to that of the Company.

(a)  Cost of goods sold - The adjustments reflect the following:


                                                        Twenty-six          Fifty-two
                                                       weeks ended         weeks ended
                                                    December 26, 1998     June 27, 1998
                                                     ---------------    ---------------
Occupancy costs reclassified from Selling,
   General and Administrative Expenses               $         3,911    $         8,399

Warehouse costs reclassified from Selling,
   General and Administrative Expenses                           652              1,245

Video rental tape amortization reclassified to
   Depreciation and Amortization Expense                        (649)            (1,574)
                                                     ---------------    ---------------
Total Reclassifications                              $         3,914    $         8,070
                                                     ===============    ===============


Cost of Goods Sold was adjusted to reflect the
   fair value revaluation of the Pharmhouse
   leases                                            $          (458)   $          (916)



(b) Selling, General and Administrative Expenses - The adjustments reflect the following:

                                                         Twenty-six         Fifty-two
                                                        weeks ended        weeks ended
                                                    December 26, 1998     June 27, 1998
                                                     ---------------    ---------------
Occupancy costs reclassified to Cost of
   Goods Sold                                        $        (3,911)  $         (8,399)

Warehouse costs reclassified to Cost of
   Goods Sold                                                   (652)            (1,245)

Depreciation and amortization reclassified to
   Depreciation and Amortization Expense                        (516)            (1,003)
                                                     ---------------    ---------------
Total Reclassifications                              $        (5,079)   $       (10,647)
                                                     ===============    ===============



(c) Depreciation and Amortization - The adjustments reflect the following:

                                                        Twenty-six         Fifty-two
                                                       weeks ended        weeks ended
                                                    December 26, 1998    June 27, 1998
                                                     ---------------    ---------------
Video rental tape amortization reclassified from
   Cost of Goods Sold                                $           649    $         1,574

Depreciation and amortization reclassified from
   Selling, General and Administrative Expense                   516              1,003
                                                     ---------------    ---------------
Total Reclassifications                              $         1,165    $         2,577
                                                     ===============    ===============


                                                        Twenty-six         Fifty-two
                                                       weeks ended        weeks ended
                                                    December 26, 1998    June 27, 1998
                                                     ---------------    ---------------
Amortization of goodwill
   (25 year amortization period)                     $           257             $  514

Amortization of Pharmacy prescription customer files
   (20 year amortization period)                                  91                182

Depreciation and amortization expense adjustment
   to reflect the fair value adjustment of
   property and equipment                                        100                199
                                                     ---------------       ------------

Total adjustments                                    $           448    $           895
                                                     ===============       ============



(d) Interest Expense was adjusted to reflect the elimination of the Pharmhouse revolving credit facility and the addition of interest expense on $20,000 of borrowings under the Company's revolving credit facility at an assumed interest rate of 7%.

(e) Interest Income was adjusted to reflect the elimination of the interest income at an assumed 5% interest rate on $15,379 excess cash that was used to fund the transaction.

(f) Income taxes were eliminated since the combined operations reflect a net loss and a full valuation reserve would be recorded against deferred tax assets.



Note 3

The costs of closing the Pharmhouse warehouse and corporate office have been accrued in the pro forma condensed consolidated balance sheet. The pro forma condensed consolidated statements of operations have not been adjusted to reflect the impact that closing these facilities will have on ongoing operations.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       PHAR-MOR, INC.

Date:  May 10, 1999             By:  /s/ Sankar Krishnan
                                    Sankar Krishnan
                                    Senior Vice President and Chief
                                       Financial Officer


Date:  May 10, 1999             By:  /s/ John R. Ficarro
                                    John R. Ficarro
                                    Senior Vice President and Chief
                                       Administrative Officer

                                 Phar-Mor, Inc.
                               INDEX TO EXHIBITS


Ehibit No.

   23   Consent Of Independent Accountants